Exhibit 99.1

MAX RE LAUNCHES EXCESS GENERAL LIABILITY INSURANCE UNIT

Hamilton, Bermuda, January 28, 2003. Max Re Capital Ltd. (NASDAQ: MXRE BSX: MXRE BH) announced today that its subsidiary, Max Re Ltd. has launched a new business unit to provide excess general liability insurance. Max Re’s financial strength and global capabilities make it a strong and attractive insurance choice from the outset. Max Re believes its experienced team will ensure responsiveness and rapid decision-making.

“We see a tremendous opportunity to provide excess general liability coverage to larger public companies using an innovative yet disciplined approach. Our experienced excess general liability team will be capable of providing rapid underwriting responses and offering traditional excess and alternative risk transfer products,” said Robert J. Cooney, Chairman, President and CEO.

The excess general liability team will be led by Angelo M. Guagliano, Managing Director and Chief Underwriting Officer. Mr. Guagliano was formerly employed by XL Insurance Ltd.

Max Re Capital Ltd. through its principal operating subsidiaries, Max Re Ltd., and Max Re Europe Limited, offers customized risk transfer solutions to life and health insurers, property and casualty insurers, and large corporations.

The above remarks about future expectations, plans and prospects for the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties. The factors that could cause actual results to differ materially from those suggested by such statements include but are not limited to those discussed in the Company’s prospectus filed with the Securities and Exchange Commission. Max Re undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contact Information:

Keith S. Hynes	James Tees
Executive Vice President & CFO	Senior Vice President & Treasurer
441-296-8800	441- 296-8800
keithh@maxre.bm	jimt@maxre.bm